Exhibit 21.1

Subsidiaries of Globalstar, Inc.

As of December 31, 2014, the material subsidiaries of Globalstar, Inc., their jurisdiction of organization and the percent of their voting securities owned by their immediate parent entity were as follows:

Subsidiary	Organized Under Laws of	% of Voting Securities Owned by Immediate Parent
GSSI, LLC	Delaware	100%
ATSS Canada, Inc.	Delaware	100%
Globalstar Brazil Holdings, L.P.	Delaware	100%
Globalstar do Brasil Holdings Ltda.	Brazil	100%
Globalstar do Brazil, S.A.	Brazil	100%
Globalstar Satellite Services Pte., Ltd	Singapore	100%
Globalstar Satellite Services Pty., Ltd	South Africa	100%
Globalstar C, LLC	Delaware	100%
Mobile Satellite Services B.V.	Netherlands	100%
Globalstar Europe, S.A.R.L.	France	100%
Globalstar Europe Satellite Services, Ltd.	Ireland	100%
Globalstar Leasing LLC	Delaware	100%
Globalstar Licensee LLC	Delaware	100%
Globalstar Security Services, LLC	Delaware	100%
Globalstar USA, LLC	Delaware	100%
GUSA Licensee LLC	Delaware	100%
Globalstar Canada Satellite Co.	Nova Scotia, Canada	100%
Globalstar de Venezuela, C.A.	Venezuela	100%
Globalstar Colombia, Ltda.	Colombia	100%
Globalstar Caribbean Ltd.	Cayman Islands	100%
GCL Licensee LLC	Delaware	100%
Globalstar Americas Acquisitions, Ltd.	British Virgin Islands	100%
Globalstar Americas Holding Ltd.	British Virgin Islands	100%
Globalstar Gateway Company S.A.	Nicaragua	100%
Globalstar Americas Telecommunications Ltd.	British Virgin Islands	100%
Globalstar Honduras S.A.	Honduras	100%
Globalstar Nicaragua S.A.	Nicaragua	100%
Globalstar de El Salvador, SA de CV	El Salvador	100%
Globalstar Panama, Corp.	Panama	100%
Globalstar Guatemala S.A.	Guatemala	100%
Globalstar Belize Ltd.	Belize	100%
Astral Technologies Investment Ltd.	British Virgin Islands	100%
Astral Technologies Nicaragua S.A.	British Virgin Islands	100%
SPOT LLC	Colorado	100%